UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 24, 2002

LOOKSMART, LTD.
(Exact name of registrant as specified in its charter)

Delaware	000-26357	13-3904355
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 Second Street, San Francisco, California	94107
(Address of principal executive offices)	(Zip Code)

(415) 348-7000
Registrant’s telephone number, including area code

Item 5—Other Events.

On October 24, 2002, the Company announced the following financial results for the third quarter of 2002:

Revenue Increases to $23.8M:   Revenue for the third quarter grew to $23.8 million, a 13% increase from $21.0 million in the second quarter 2002 and a 35% increase from $17.6 million in the third quarter 2001.

Listings Revenue Grows 23%:   LookSmart reported continued strong growth in listings with revenue of $18.7 million, a 23% increase over $15.2 million in the prior quarter and a 105% increase over $9.1 million in the third quarter 2001. This is the tenth consecutive quarter that LookSmart has reported double-digit growth in paid listings, which now represents nearly 80% of total revenue.

Small Business Listings Revenue Rises 44%:   Small business listings revenue was $2.8 million, an increase of 44% over $2.0 million in the prior quarter. At the end of the third quarter, LookSmart had more than 26,000 active, paying small business listings.

Paid Clicks Increase 37%:   LookSmart recorded 120 million total paid clicks for the third quarter, a 37% increase over 87 million in the prior quarter and a 134% increase over 51 million clicks in the third quarter 2001.

EBITDA Profit More Than Doubles:   LookSmart’s EBITDA profit (earnings before interest, tax, depreciation, amortization and certain other items) more than doubled to a record $3.8 million or $0.04 per share, from $1.8 million or $0.02 per share in the prior quarter and a loss of ($1.7 million) or ($0.02) per share in the third quarter of 2001. GAAP net loss for the third quarter was ($0.5 million) or ($0.00) per share compared to a net loss of ($0.8 million), or ($0.01) per share in the second quarter, and ($10.2 million) or ($0.11) per share in the prior year quarter.

Cash Grows by $3.0M to $51.7M:   Unrestricted cash and short-term investments grew by $3.0 million over the prior quarter to $51.7 million as of September 30, 2002. This compares with $2.5 million in cash generated in the second quarter 2002.

	Q3 ‘01	Q2 ‘02	Q3 ‘02
Key Operating Metrics:
Paid Clicks (millions)	51	87	120
Average Revenue-per-Click	$0.20	$0.19	$0.17
Average Distribution Costs	29%	42%	43%

LOOKSMART, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS—GAAP BASIS
(In thousands, except per share amounts)

	Three Months Ended 30-Sep		Nine Months Ended 30-Sep
	2001	2002	2001	2002
Revenues:
Listings	$9,140	$18,747	$23,651	$47,403
Advertising	4,501	1,384	19,846	5,665
Licensing	3,421	3,635	11,470	11,135
Ecommerce	499	0	8,995	573

Total revenues	17,561	23,766	63,962	64,776
Cost of revenues:
Listings	2,321	8,406	5,538	18,655
Advertising	1,250	1,527	3,934	4,250
Ecommerce	221	0	5,559	64

Total cost of revenues	3,792	9,933	15,031	22,969

Gross profit	13,769	13,833	48,931	41,807

Operating expenses:
Sales and marketing	7,723	4,364	34,504	15,800
Product development	7,329	5,108	22,975	17,288
General and administrative	2,825	2,794	8,831	7,784
Amortization of goodwill and intangibles	1,276	—	5,033	—
Asset impairment and restructuring charges	—	—	11,791	—

Total operating expenses	19,153	12,266	83,134	40,872

Loss from operations	(5,384)	1,567	(34,203)	935
Non-operating income (expenses)	(4,655)	(2,035)	(13,547)	(6,577)

Loss from continuing operations before income taxes	(10,039)	(468)	(47,750)	(5,642)
Income taxes & minority interest	21	1	(55)	(23)

Loss from continuing operations	(10,018)	(467)	(47,805)	(5,665)

Loss on discontinued operations	(163)	—	(678)	(972)

Net loss	(10,181)	(467)	(48,483)	(6,637)
Add back to calculate EBITDA:
Depreciation **	1,643	1,461	4,904	4,625
Amortization of goodwill and intangibles	1,276	437	5,033	1,048
Amortization of deferred stock compensation **	767	501	2,628	1,605
Stock compensation related to variable options **	—	(192)	—	166
Non-operating (income)expenses	4,655	2,035	13,547	6,577
Asset impairment and restructuring charges	—	—	11,791	—
Income taxes & minority interest	(21)	(1)	55	23
Loss on discontinued operations	163	—	678	972

	8,483	4,241	38,636	15,016

EBITDA	($1,698)	$3,774	($9,847)	8,379

**	Refer to next page for breakdown by operating expense category

LOOKSMART, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS—GAAP BASIS
(In thousands, except per share amounts)

	Three Months Ended 30-Sep		Nine Months Ended 30-Sep
	2001	2002	2001	2002
Net income/ (loss) per common share:
EBITDA income /(loss) per share	$(0.02)	$0.04	$(0.11)	$0.09

Basic and diluted net per share
Loss from continuing operations	$(0.11)	$(0.00)	$(0.52)	$(0.06)
Loss from discontinued operations	$(0.00)	—	$(0.01)	$(0.01)
Net loss	$(0.11)	$(0.00)	$(0.53)	$(0.07)

Weighted average shares outstanding	92,406	97,246	91,648	95,798

Depreciation detail
Cost of revenues	$514	$464	$1,523	1,417
Sales and marketing	$177	118	498	415
Product development	$848	821	2,594	2,598
General and administrative	$104	58	289	195

Total depreciation	$1,643	$1,461	$4,904	4,625

Amortization of deferred stock compensation detail
Cost of revenues	$0	—	—	—
Sales and marketing	338	226	1,362	738
Product development	317	255	903	778
General and administrative	112	20	363	89

Total amortization of deferred stock compensation	$767	$501	2,628	1,605

Stock compensation related to variable options
Cost of revenues	$0	$(5)	$0	2
Sales and marketing	—	(64)	—	54
Product development	—	(71)	—	77
General and administrative	—	(52)	—	33

Total stock compensation related to variable options	$0	$(192)	$0	166

Note:
In accordance with generally accepted accounting principles, the three and six months ended Sept 30, 2001 have been restated to reflect the results of the Futurecorp subsidiary, which was disposed of on March 13, 2002, as discontinued operations.

LOOKSMART, LTD

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)
	31-Dec-01	30-Sep-02
ASSETS
Cash	$29,766	$50,487
Short-Term Investments	14,346	1,201

Total Unrestricted Cash and Short-Term Investments	44,112	51,688
Restricted Cash	3,728	1,750
Accounts Receivable, net	9,820	9,995
Other Current Assets	3,141	3,776

Total Current Assets	60,801	67,209
Property, Plant and Equipment, net	10,272	9,451
Goodwill and Intangibles, net	9,969	15,460
Other Assets	5,060	5,059

Total Assets	$86,102	$97,179

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$0	$39,280
Accounts Payable	2,323	3,038
Deferred Revenue—current portion	9,152	8,038
Other Current Liabilities	14,647	15,614

Total Current Liabilities	26,122	65,970
Long Term Liabilities	36,336	1,851

Total Liabilities	62,458	67,821
Total Equity	23,644	29,358

Total Liabilities and Stockholders’ Equity	$86,102	$97,179

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LOOKSMART, LTD. (Registrant)

/s/ DIANNE DUBOIS
Dianne Dubois Chief Financial Officer

Date: October 24, 2002